Exhibit 10.1

EXECUTION COPY

WAIVER AND AMENDMENT NO. 3
TO THE CREDIT AGREEMENT

Dated as of December 13, 2010

WAIVER AND AMENDMENT NO. 3 TO THE CREDIT AGREEMENT (this “Amendment”) among GEOKINETICS HOLDINGS USA, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and ROYAL BANK OF CANADA, as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)           The Borrower, the Lenders and the Agent have entered into a Credit Agreement dated as of February 12, 2010 (as amended by Amendment No. 1 to the Credit Agreement dated as of June 30, 2010 and Waiver and Amendment No. 2 to the Credit Agreement dated as of October 1, 2010, and as otherwise amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)           The Borrower has requested a waiver of any Default or Event of Default resulting from the failure by the Loan Parties to comply with the requirements of Section 7.18 of the Credit Agreement for the fiscal month ended November 30, 2010 and the requirements of Sections 7.13, 7.14 and 7.15 of the Credit Agreement for the fiscal quarter ending December 31, 2010 (collectively, the “Specified Defaults”).

(3)           The Lenders are, on the terms and conditions stated below, willing to grant the request of the Borrower and the Borrower and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.         Waiver.  (a)           In reliance upon the representations, warranties and covenants of Borrower and the other Loan Parties contained in this Amendment, and subject to the terms and conditions of this Amendment, the Lenders hereby waive the Specified Defaults.

(b)           Each Lender reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Credit Agreement and the other Loan Documents as a result of any Event of Default which may be continuing on the date hereof or any Event of Default which may occur after the date hereof (other than the Specified Defaults), and each Lender has not waived any such Event of Default (other than the Specified Defaults), rights or remedies, and nothing in this Amendment, and no delay on its part in exercising any such rights or remedies, should be construed as a waiver of any such Events of Default (other than the Specified Defaults), rights or remedies.

SECTION 2.         Amendments to Credit Agreement.  The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3, hereby amended as follows:

(a)           Section 1.01 is amended by adding the following new definition thereto in the proper alphabetical order:

“Account” has the meaning ascribed to such term in the UCC, including all rights to payment for goods sold or leased, or for services rendered and all rights to payment under any Capitated Contract owing to a Loan Party.

“Account Debtor” has the meaning ascribed to such term in the UCC.

“Amendment No. 3 Effective Date” means the date of effectiveness of the Waiver and Amendment No. 3 to the Credit Agreement, dated as of December 13, 2010.

“Borrowing Base” means, at any time of determination, the sum of: (a) 80% of Eligible Receivables and (b) the lesser of (i) 50% of the Net Orderly Liquidation Value and (ii) the Fixed Asset Value minus (c) the Senior Notes Interest Reserve.

“Eligible Receivables” means all Accounts in the United States and Canada owing to a Loan Party subject to the Lien of the Collateral Documents, the value of which shall be their book value determined in accordance with GAAP, and which satisfy all of the criteria set forth below. The criteria as of the Amendment No. 3 Effective Date for an Account to be included in Eligible Receivables are the following:

(a)           Accounts payable in U.S. Dollars that arise out of sales of goods or rendering of services in the ordinary course of, and on terms that are customary in, the relevant Loan Party’s business;

(b)           Accounts that are not owing from any Person that is an employee, stockholder, director, subsidiary or affiliate of any Loan Party;

(c)           Accounts that are not more than 90 days past original invoice date;

(d)           Accounts that are not owing from any Person that (i) has disputed liability for any Account owing from such Person or (ii) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, defense, discount, counterclaim, reserve, recoupment or otherwise; provided that for purposes of this clause (d), such Accounts shall be excluded only to the extent of the amounts being disputed or claimed by such Person at any date of determination;

(e)           Accounts with respect to which the representations and warranties set forth in Article III of the Pledge and Security Agreement applicable to Accounts are correct in all material respects;

(f)            Accounts in respect of which the Pledge and Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, creates and has not ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations;

(g)           Which, if such account is in the form of a cost report receivable owing from any governmental agency, the Administrative Agent has agreed to include it in the Borrowing Base;

(h)           Which is not an account to which reimbursement has been finally denied by the Account Debtor (for purposes hereof, denial of reimbursement in connection with a request by the Account Debtor for further information or documentation that will be provided by the Company shall not be deemed a final denial of reimbursement);

(i)            Which is recorded as an “Account” on the books and records of the applicable Loan Party and is a true and correct statement of a bona fide indebtedness incurred in the amount of the Account with respect to a money obligation owed by the Account Debtor;

(j)            upon which the applicable Loan Party’s right to receive payment is absolute and not contingent upon the fulfillment of any condition;

(k)           that is not the obligation of an Account Debtor located in a foreign country, except Canada, unless the obligation is insured by foreign credit insurance or assured by a letter of credit satisfactory to the Administrative Agent;

(l)            that is (i) not due and payable on delivery of goods, receipt of documents or receipt of invoice, (ii) not an Account identified as capitation, CASH, CAPCOM and CAPMCAL, on the applicable Loan Party’s books and records, or (iii) due and payable not more than ninety (90) days from the original invoice date, in either case unless otherwise agreed to in writing by the Administrative Agent; and

(m)          as to which the Account Debtor has not:

(i)            died, suspended business, made a general assignment for the benefit of creditors, become the subject of a petition under the Bankruptcy Code or consented to or applied for the appointment of a receiver, trustee, custodian or liquidator for itself or any of its property;

(ii)           had its check in payment of an Account returned unpaid; or

(iii)          admitted in writing that it will be unable to pay the Account in accordance with its terms.

“Fixed Asset Value” means $30,000,000, as such amount shall be adjusted based on the most recent appraisal (the first such appraisal to be delivered no later than sixty (60) days after the Amendment No. 3 Effective Date and on an annual basis thereafter, with desk review appraisals to be performed on a semi-annual basis) in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.

“Maximum Availability” means the lesser of (a) the Revolving Credit Facility and (b) the Borrowing Base.

“Net Orderly Liquidation Value” means the orderly liquidation value with respect to  equipment located in the United States or Canada, net of all expenses estimated to be incurred in connection with such liquidation, based on the most recent appraisal (the first such appraisal to be delivered no later than sixty (60) days after the Amendment No. 3 Effective Date and on an annual basis thereafter, with desk review appraisals to be performed on a semi-annual basis) in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.

“Senior Notes Interest Reserve” means, for each period set forth below, the amount set forth opposite such period below:

For the Fiscal Month Ending	Amount (in thousands)
January 31, 2011	$2,400
February 28, 2011	$4,800
March 31, 2011	$7,200
April 30, 2011	$10,200
May 31, 2011	$12,600
June 30, 2011	—
July 31, 2011	$3,000
August 31, 2011	$5,400
September 30, 2011	$8,400
October 31, 2011	$10,800
November 30, 2011	$13,200
December 31, 2011	—

; provided, that the Senior Notes Interest Reserve for each period shall be reduced by the amounts deposited in escrow with US Bank National Association during such period, to be applied to repay the Senior Notes.”

(b)           The proviso in Section 2.01 is amended and restated in its entirety to read as follows:

“provided, that, after giving effect to any such Borrowing, (x) the Outstanding Amount under the Revolving Credit Facility shall not exceed the Maximum Availability and (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Credit Commitment in effect at such time.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.”

(c)           The proviso in Section 2.03(a)(i) is amended and restated in its entirety to read as follows:

“provided, that, no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (w) the Outstanding Amount under the Revolving Credit Facility would exceed the Maximum Availability, (x) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, (y) the Outstanding Amount

of the L/C Obligations would exceed any L/C Issuer’s Letter of Credit Commitment or (z) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment.”

(d)           Section 2.05(b)(iv) is amended and restated in its entirety to read as follows:

“(iv)        The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Borrowings comprising part of the same Borrowings and the L/C Advances and Cash Collateralize amounts under Letters of Credit in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) Borrowings and (y) L/C Advances plus the aggregate Available Amount of any Letter of Credit then outstanding exceeds (B) the Maximum Availability on such Business Day.”

(e)           Section 6.01(g) is amended and restated in its entirety to read as follows:

“(g)         Cash Flow Statements; Borrowing Base.  (i) Not later than five (5) Business Days following the last Business Day of every other week, commencing with the first week ending after the Amendment No. 3 Effective Date, rolling 13-week consolidated cash flow statements in form reasonably acceptable to the Administrative Agent and (ii) not later than 15 days following the end of each calendar month, a Borrowing Base report showing the calculation of Eligible Receivables as of the end of such calendar month in form and substance reasonably satisfactory to the Administrative Agent.”

(f)            Section 7.06 is hereby amended by adding the following new sentence at the end thereof:

“Anything in clauses (f), (g) and (h) above to the contrary notwithstanding, during the period from January 1, 2011 to December 31, 2011 the Parent or any of its Subsidiaries shall not declare or pay any cash dividends with respect to its Equity Interests, except as permitted by clauses (a) and (b) above.”

(g)           Section 7.13 is amended and restated in its entirety to read as follows:

“Section 7.13         Total Leverage Ratio.  Permit the Total Leverage Ratio for any Test Period ending on the last day of a fiscal month set forth below to be greater than the ratio set forth opposite such Test Period below:

For the Fiscal Month Ending	Total Leverage Ratio
January 31, 2011	7.00:1.00
February 28, 2011	6.25:1.00
March 31, 2011	5.75:1.00
April 30, 2011	4.50:1.00
May 31, 2011	4.00:1.00
June 30, 2011	3.50:1.00

For the Fiscal Month Ending	Total Leverage Ratio
July 31, 2011 and thereafter	3.00:1.00

(h)           Section 7.14 is amended and restated in its entirety to read as follows:

“Section 7.14         Interest Coverage Ratio.  Permit the Interest Coverage Ratio to be less than 2.50:1.00 (i) for each cumulative period of time from October 1, 2010 to and including the last day of (x) January 2011 and (y) each fiscal month thereafter until and including August 31, 2011 and (ii) for the Test Period ending September 30, 2011 and each Test Period thereafter.”

(i)            Section 7.16 is amended and restated in its entirety to read as follows:

“Section 7.16         Capital Expenditures.  Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Parent and its Subsidiaries in each Fiscal Year beginning with Fiscal Year 2010 and ending with Fiscal Year ending 2013 to exceed the amount set forth opposite such Fiscal Year (each such amount, the “Base Amount”):

Fiscal Year	Amount
2010	$150,000,000
2011	$40,000,000
2012	$150,000,000
2013	$150,000,000

;provided, that if, for any such Fiscal Year, the Base Amount exceeds the aggregate amount of Capital Expenditures made by the Parent and its Subsidiaries, as determined on a consolidated basis during such Fiscal Year (the amount of such excess being the “Excess Amount”), the Base Amount for the following Fiscal Year (other than for the Fiscal Year ended December 31, 2011 and the Fiscal year ended December 31, 2012, for which Fiscal Years the applicable Excess Amount shall be zero (0)) shall be automatically adjusted to be equal to the sum of the Base Amount for such year plus such Excess Amount; provided further, that solely for purposes of determining compliance with the Financial Covenant set forth in this Section 7.16, any Capital Expenditures related to  the prefunded amount of any investment in a multi-client data acquisition  program shall be excluded from the calculation of Capital Expenditures if such multi-client program is at least 75% prefunded at the time that surveying commences for such program, provided that the non-prefunded amount of any such multi-client program shall not exceed $5,000,000 in the aggregate for any such program.”

(j)            Section 7.18 is amended and restated in its entirety to read as follows:

“Section 7.18         Consolidated Adjusted EBITDA.  Permit the Consolidated Adjusted EBITDA for the Parent and its Subsidiaries for each period set forth below to be less than the amount set forth opposite such period below:

For the Period	Amount (in thousands)
On and from October 1, 2010 until and including January 31, 2011	$40,000
On and from October 1, 2010 until and including February 28, 2011	$46,000
On and from October 1, 2010 until and including March 31, 2011	$54,000
On and from October 1, 2010 until and including April 30, 2011	$70,000
On and from October 1, 2010 until and including May 31, 2011	$81,000
On and from October 1, 2010 until and including June 30, 2011	$95,000
On and from October 1, 2010 until and including July 31, 2011	$109,000
On and from October 1, 2010 until and including August 31, 2011	$109,000
On and from October 1, 2010 until and including September 30, 2011	$113,000
On and from November 1, 2010 until and including October 31, 2011	$107,000
On and from December 1, 2010 until and including November 30, 2011	$103,000
On and from January 1, 2011 until and including December 31, 2011	$100,000

”

(k)           Article 7 is amended by adding at the end thereof a new Section 7.19, to read as follows:

“Section 7.19         Liquidity Test.      Permit the (a) sum of (i) cash held by the Parent and its Domestic Subsidiaries, (ii) the unutilized commitments under the Revolving Credit Facility and (iii) the Senior Notes Interest Reserve minus (b) accounts payable overdue by more than 90 days for each period set forth below to be less than the minimum limits set forth opposite such period below:

For the Fiscal Month Ending	Amount (in thousands)
January 31, 2011	$2,500

For the Fiscal Month Ending	Amount (in thousands)
February 28, 2011	$7,500
March 31, 2011	$10,000
April 30, 2011	$12,500
May 31, 2011	$15,000
June 30, 2011	$5,000
July 31, 2011	$7,500
August 31, 2011	$10,000
September 30, 2011	$12,500
October 31, 2011	$15,000
November 30, 2011	$15,000
December 31, 2011	$2,500

”

SECTION 3.         Conditions of Effectiveness.  This Amendment shall become effective as of the date first above written when, and only when, each of the following conditions shall have been satisfied:

(a)           The Parent shall have received $30,000,000 in gross cash proceeds from its issuance of Equity Interests, and the net cash proceeds of which shall have been contributed by Parent to the Borrower.

(b)           The Agent shall have received counterparts of this Amendment executed by the Borrower and the Required Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment and the consent attached hereto (the “Consent”) executed by each Guarantor and Grantor.

(c)           The Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, in form and substance satisfactory to the Agent, which certificate shall (i) certify as to the incumbency and signature of the officers of the Borrower executing this Amendment, (ii) have attached to it a true and correct copy of the resolutions of the Board of Directors of the Borrower, which resolutions shall authorize the execution, delivery and performance of this Amendment and (iii) certify that, as of the date of such certificate (which shall not be earlier than the date hereof), none of such resolutions shall have been amended, supplemented, modified, revoked or rescinded.

(d)           The Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Guarantor and Grantor certifying the names and true signatures of the officers of the Guarantors and the Grantors authorized to sign the Consent and the other documents to be delivered hereunder.

(e)           A certificate signed by a duly authorized officer of the Borrower stating that:

(i)            each of the representations and warranties contained in Article V of the Credit Agreement and each other Loan Document is true and correct in all material respects on and as of the date hereof, as if made on and as of such date, except to the extent that such representations and warranties relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date; provided, however, that references in the Credit Agreement to “this Agreement” and references in each other Loan Document to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and

(ii)           no event has occurred and is continuing that constitutes a Default (other than the Specified Defaults).

(f)            The Borrower shall have paid to the Agent, for the account of each Lender executing this Amendment within the time period required by the Agent in accordance with its Pro Rata Share, a nonrefundable fee equal to 1.00% in respect of such Lender’s Revolving Credit Commitment.

(g)           The Borrower shall have paid all fees and expenses of the Agent (including all reasonable fees and out-of-pocket costs and expenses of legal counsel to the Agent) and Opportune LLP for which invoices in reasonable detail have been provided to Borrower at least two Business Days prior to the date hereof.

SECTION 4.         Reference to and Effect on the Loan Documents.  (a)  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)           The Credit Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 5.         Costs and Expenses  The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 11.04 of the Credit Agreement.

SECTION 6.         Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic email of a .pdf copy shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.         Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GEOKINETICS HOLDINGS USA, INC.,
as Borrower

By	/s/ Gary L. Pittman
Name: Gary L. Pittman
Title: Executive Vice President and Chief Financial Officer

ROYAL BANK OF CANADA,
as Agent

By	/s/ Ann Hurley
Name: Ann Hurley
Title: Manager, Agency

ROYAL BANK OF CANADA,
as Lender

By	/s/ Jay T. Sartain
Name: Jay T. Sartain
Title: Authorized Signatory

PNC BANK N.A.,
as Lender

By	/s/ Anita Inkollu
Name: Anita Inkollu
Title: Vice President

CAPITAL ONE, N.A.,
as Lender

By	/s/ David L. Denbina
Name: David L. Denbina, P.E.
Title: Senior Vice President

SFS, Inc.,
as Lender

By	/s/ Uri Sky
Name: Uri Sky
Title: VP Credit

CONSENT

Dated as of  December     , 2010

The undersigned,                                                   , a                                corporation, as Guarantor under the Guaranty dated February 12, 2010 (the “Guaranty”) in favor of the Agent and the Lenders parties to the Credit Agreement referred to in the foregoing Amendment, hereby consents to such Amendment and hereby confirms and agrees that notwithstanding the effectiveness of such Amendment, the Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Guaranty to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment.

[NAME OF GUARANTOR]

By
Name:
Title:

CONSENT

Dated as of  December     , 2010

The undersigned,                                                   , a                                corporation, as Grantor under the Pledge and Security Agreement dated February 12, 2010 (the “Pledge and Security Agreement”) in favor of the Agent and the Lenders parties to the Credit Agreement referred to in the foregoing Amendment, hereby consents to such Amendment and hereby confirms and agrees that notwithstanding the effectiveness of such Amendment, the Pledge and Security Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Pledge and Security Agreement to the “Senior Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment.

[NAME OF GRANTOR]

By
Name:
Title: